UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1 to Form 8-K filed February 15, 2005)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2005

SI International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50080	52-2127278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12012 Sunset Hills Road 8th Floor Reston, Virginia		20190
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (703) 234-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                                                 Completion of Acquisition or Disposition of Assets.

As previously reported on Form 8-K filed with the Securities and Exchange Commission on February 15, 2005, SI International, Inc. (the “Company”) issued a press release on February 9, 2005 announcing that the acquisition of Shenandoah Electronic Intelligence, Inc. (“SEI”) was closed on February 9, 2005 pursuant to an Agreement and Plan of Merger dated as of January 12, 2005.  As a result of this acquisition, SEI became a wholly-owned subsidiary of the Company.  This Form 8-K/A is being filed to report the financial statements and pro forma financial information pursuant to Item 9.01 below.

Item 9.01                                                 Financial Statements and Exhibits.

(a)          Financial Statements of Business Acquired.

The following financial statements omitted from the Current Report on Form 8-K filed February 15, 2005 in reliance upon Item 9.01(a)(4) of Form 8-K are filed herewith.

Independent Auditor's Report	4

Consolidated Balance Sheets for Shenandoah Electronic Intelligence, Inc. and Subsidiaries as of October 31, 2004 and December 31, 2003	5

Consolidated Statements of Income and Comprehensive Income for the Operations for Shenandoah Electronic Intelligence, Inc. and Subsidiaries for the Ten Months ended October 31, 2004 and the Twelve Months ended December 31, 2003 and December 31, 2002	6

Consolidated Statements of Changes in Stockholders’ Equity for Shenandoah Electronic Intelligence, Inc. and Subsidiaries for the Ten Months ended October 31, 2004 and the Twelve Months ended December 31, 2003 and December 31, 2002	7

Consolidated Statements of Cash Flows for Shenandoah Electronic Intelligence, Inc. and Subsidiaries for the Ten Months ended October 31, 2004 and the Twelve Months ended December 31, 2003 and December 31, 2002	8

Notes to Consolidated Financial Statements	10

Unaudited Balance Sheet for Shenandoah Electronic Intelligence, Inc. as of December 31, 2004	17

Unaudited Statement of Operations for Shenandoah Electronic Intelligence, Inc. for the Two Months ended December 31, 2004 and December 31, 2003	18

Unaudited Statements of Cash Flows for Shenandoah Electronic Intelligence, Inc. for the Two Months ended December 31, 2004 and December 31, 2003	19

(b)         Pro Forma Financial Information.

The following pro forma financial information omitted from the Current Report on Form 8-K filed February 15, 2005 in reliance upon Item 9.01(b)(2) of Form 8-K are filed herewith.

Introduction

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 25, 2004	21

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 25, 2004	22

Unaudited Pro Forma Notes to the Pro Forma Condensed Consolidated Financial Statements	23

(c)          Exhibits

Exhibit Number	Exhibit
2.1*

Stock Purchase Agreement among the Company, Shenandoah Electronic Intelligence, Inc., The Walter M. Curt Trust, The Martha F. Curt Trust, Walter M. Curt and Martha F. Curt, dated as of January 12, 2005.

(The appendices (except for Appendix A) and exhibits have been omitted pursuant to Item
601(b)(2) of Regulation S-K. SI International, Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted appendices and exhibits upon request therefore by the Securities and Exchange Commission.)

23.1	Consent of McGladrey & Pullen LLP.

99.1**	Press Release issued February 9, 2005 by SI International, Inc.

This Form 8-K/A contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the transaction will not be consummated, including as a result of any of the conditions precedent; (ii) the ability to obtain government approvals required for closing the acquisition; (iii) the risk that the SEI businesses will not be integrated successfully into SI International; (iv) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (v) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s  failure to exercise options under contracts; changes in Federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

*                                         Incorporated by reference to the Company’s Current Report on Form 8-K/A filed March 1, 2005.

**                                  Incorporated by reference to the Company’s Current Report on Form 8-K filed February 15, 2005.

McGladrey & Pullen, LLP

Independent Auditor’s Report

To the Board of Directors

Shenandoah Electronic Intelligence, Inc.

Harrisonburg, Virginia

We have audited the accompanying consolidated balance sheets of Shenandoah Electronic Intelligence, Inc. and Subsidiaries (the Company), as of October 31, 2004 and December 31, 2003, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the 10 months ended October 31, 2004, and each of the years in the two-year period ended December 31, 2003.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shenandoah Electronic Intelligence, Inc. and Subsidiaries as of October 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for the 10 months ended October 31, 2004, and each of the years in the two-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                                                                                                                /s/ McGladrey & Pullen, LLP

Bethesda, Maryland

December 10, 2004

Shenandoah Electronic Intelligence, Inc. And Subsidiaries

Consolidated Balance Sheets

October 31, 2004 and December 31, 2003

	2004	2003
Assets
Current Assets
Cash	$116,845	$217,828
Accounts receivable, net	13,792,926	17,417,342
Inventories, net	—	499,144
Prepaid expenses	910,767	441,753
Total current assets	14,820,538	18,576,067

Property and Equipment, net	5,659,489	6,611,293

Other Assets	80,605	152,711
Total assets	$20,560,632	$25,340,071

Liabilities And Stockholders’ Equity
Current Liabilities
Line of credit	$3,237,767	$7,462,907
Long-term debt, current maturities	379,327	300,588
Accounts payable	417,218	991,878
Accrued payroll	2,176,063	1,389,657
Accrued expenses	1,462,821	1,802,984
Distributions payable	—	645,467
Total current liabilities	7,673,196	12,593,481

Long-Term Debt, less current maturities	4,489,288	4,748,682
Total liabilities	12,162,484	17,342,163
Stockholders’ Equity
Common stock, $1 par value, 100,000 shares authorized, 650 issued and outstanding	650	650
Additional paid-in-capital	714	714
Retained earnings	9,532,719	7,996,544
	9,534,083	7,997,908
Due from Officer	1,135,935	—
Total stockholders’ equity	8,398,148	7,997,908
Total liabilities and stockholders’ equity	$20,560,632	$25,340,071

See Notes To Consolidated Financial Statements.

Shenandoah Electronic Intelligence, Inc. And Subsidiaries

Consolidated Statements Of Income And Comprehensive Income

Ten Months Ended October 31, 2004 And

Years Ended December 31, 2003 And 2002

	2004	2003	2002
Revenue:
Contract services	$62,720,737	$74,535,309	$67,780,050

Cost of services provided	35,904,061	39,629,833	37,064,417

Gross profit	26,816,676	34,905,476	30,715,633

Operating expenses	20,736,976	26,991,101	20,688,599
Operating income	6,079,700	7,914,375	10,027,034

Other (expense):
Interest expense	(308,817)	(780,908)	(583,222)
Interest income - swap	—	21,354	102,190
	(308,817)	(759,554)	(481,032)

Income from continuing operations	5,770,883	7,154,821	9,546,002

Income (loss) from discontinued operations	(77,303)	4,412	(501,301)

Net income	5,693,580	7,159,233	9,044,701

Other comprehensive income:
Change in fair value of interest rate swap	—	301,431	(45,837)

Comprehensive income	$5,693,580	$7,460,664	$8,998,864

See Notes To Consolidated Financial Statements.

Shenandoah Electronic Intelligence, Inc. And Subsidiaries

Consolidated Statements Of Changes In Stockholders’ Equity

Ten Months Ended October 31, 2004 And

Years Ended December 31, 2003 And 2002

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings
Balance, December 31, 2001	$650	$714	$(255,594)	$3,945,433

Net income for the year ended December 31, 2002	—	—	—	9,044,701

Change in fair value of interest rate swap	—	—	(45,837)	—

Stockholder distributions of $10,436 per share	—	—	—	(6,783,400)

Balance, December 31, 2002	650	714	(301,431)	6,206,734

Net income for the year ended December 31, 2003	—	—	—	7,159,233

Termination of SWAP liability, net of increase in fair value of $7,669	—	—	301,431	—

Stockholder distributions of $8,261 per share	—	—	—	(5,369,423)

Balance, December 31, 2003	650	714	—	7,996,544

Net income for the ten months ended October 31, 2004	—	—	—	5,693,580

Stockholder distributions of $4,310 per share	—	—	—	(2,801,337)

Distribution of the net assets of Power Monitors, Inc.	—	—	—	(1,356,068)

Balance, October 31, 2004	$650	$714	$—	$9,532,719

See Notes To Consolidated Financial Statements.

Shenandoah Electronic Intelligence, Inc. And Subsidiaries

Consolidated Statements Of Cash Flows

Ten Months Ended October 31, 2004 And

Years Ended December 31, 2003 And 2002

	2004	2003	2002
Cash Flows From Operating Activities
Net income	$5,693,580	$7,159,233	$9,044,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	948,530	889,202	615,406
Impairment of long-lived asset	—	—	400,000
Amortization of intangible assets	4,849	2,982	3,200
Loss on disposal of equipment	20,540	493,380	146,233
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable	3,259,567	(3,195,294)	(1,976,141)
Inventory	(207,122)	(133,303)	(11,321)
Prepaid expenses	(481,969)	(168,298)	(78,210)
Other assets	17,796	463,797	39,462
Increase (decrease) in:
Accounts payable	(537,149)	21,939	(66,422)
Accrued payroll	786,406	156,624	367,676
Accrued expenses	(224,928)	333,704	187,283
Unearned revenue	—	(960,515)	330,515
Net cash provided by operating activities	9,280,100	5,063,451	9,002,382

Cash Flows From Investing Activities
Purchases of property and equipment	(358,437)	(6,380,493)	(480,071)
Investment in intangible assets	(1,631)	(27,596)	—
Proceeds from sale of property and equipment	62,000	—	—
Proceeds from sale of aircraft	—	2,149,512	—
Net cash (used in) investing activities	(298,068)	(4,258,577)	(480,071)

Cash Flows From Financing Activities
Net borrowings (payments) on lines of credit	(4,225,140)	1,471,571	48,350
Proceeds from notes payable	—	5,251,320	—
Principal payments of notes payable	(251,795)	(2,909,133)	(646,679)
Advances from parent	197,711	—
Advances to shareholder	(1,135,935)	—	—
Distributions to stockholders	(3,667,856)	(4,734,119)	(7,984,864)
Net cash (used in) financing activities	(9,083,015)	(920,361)	(8,583,193)

Net (decrease) in cash	(100,983)	(115,487)	(60,882)

	2004	2003	2002
Cash
Beginning	217,828	333,315	394,197
Ending	$116,845	$217,828	$333,315

Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$308,817	$780,908	$583,222

Supplemental Schedule of Noncash Investing and Financing Activities
Net assets of PMI distributed to shareholder	$1,356,068	$—	$—

See Notes To Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Note 1.          Nature of Business and Significant Accounting Policies

Nature of business:  Shenadoah Electronic Intelligence, Inc. and Subsidiaries (the Company) is composed of two main operational divisions, SEI Technology, Inc. (SEIT), a government services company, and Power Monitors, Inc. (PMI), an electronic equipment manufacturer.  SEIT provides records management services, secure card printing, network design services, and network cabling services to federal customers, primarily the Department of Homeland Security (DHS).  SEIT operates several records storage facilities that provide records storage, retrieval, processing and maintenance services.  SEIT also operates card-printing facilities that produce secure identification cards using smart card technology.  SEIT’s network services group provides both data and telecommunications design consulting and installation services for federal facilities throughout the United States.  PMI designs, manufactures and sells electronic equipment for monitoring and testing electricity to electric power utilities throughout the world.  At March 31, 2004, the stock of PMI was distributed to the Company’s stockholders.  The net activity of PMI through March 31, 2004, and for the years ended December 31, 2003 and 2002, is included in the accompanying income statement as income (loss) from discontinued operations.

A summary of the Company’s significant accounting policies follows:

Principles of consolidation:  The consolidated financial statements of Shenandoah Electronic Intelligence, Inc., include the accounts of the Company and its wholly-owned subsidiaries, SEI Technology, Inc. (SEIT), Power Monitors, Inc. (PMI), Shenandoah Tele-Presence, Inc. (STP), Stables at Goods Mill (SGM), and Shenandoah Services, L.C. (SSLC).  As of October 31, 2002, the subsidiary corporation Shenandoah Tele-Presence Inc. (STP) was dissolved, and all residual assets were transferred to Shenandoah Electronic Intelligence, Inc.  All significant intercompany accounts and transactions have been eliminated.  As of March 31, 2004, the common stock of Power Monitors, Inc. (PMI) was distributed, and all residual assets were transferred to the stockholders of SEI.  All significant intercompany accounts and transactions have been eliminated.

Revenue and cost recognition:  Revenue from time and material contracts is recognized on the basis of man-hours utilized, plus other reimbursable contract costs incurred during the period.  Revenue from firm fixed price contracts is recognized on the percentage-of-completion method.  Under this method, individual contract revenue earned is measured by the percentage relationship that contract costs incurred bear to management’s estimate of total contract costs.  The Company provides currently for all known or anticipated losses on contracts.  Revenue on product sales is recognized upon shipment.

Accounts receivable:  Accounts receivable are generated primarily from prime and subcontracting arrangements with U.S. governmental agencies.  Billed amounts represent invoices that have been prepared and sent to the customer.  Unbilled amounts represent costs and anticipated profits awaiting milestones to bill.  The provision for doubtful accounts is based on management’s evaluation of the status of existing accounts receivable.  All accounts receivable outstanding at October 31, 2004, and approximately 97% of the accounts receivable outstanding at December 31, 2003, are from prime and subcontracting arrangements with U.S. governmental agencies.

Billed accounts receivable are considered past due if the invoice has been outstanding more than 30 days.  The Company does not charge interest on accounts receivable, however, U.S. governmental agencies pay interest on invoices outstanding more than 30 days.  The Company records interest income from U.S. governmental agencies when received.

Inventories:  Inventories consist of products manufactured for resale and are stated at the lower of cost or market.  The Company uses the standard cost method for valuing its inventory.  The standards are customarily reviewed and adjusted annually.  Cost is determined on a first-in, first-out basis and market on a net realizable basis.

Property, equipment and depreciation and amortization:  Property and equipment are stated at cost.  Depreciation is computed using the double declining balance method for all assets except the corporate jet disposed of in 2003, which was computed using the straight-line method, and is based on the estimated useful life of the asset when acquired.

Large deductible insurance policy:  The Company has a large deductible insurance plan its workers compensation insurance.  The Company is responsible up  to the first $250,000 per loss event, and up to an aggregate deductible limit of $1,600,000.  Exposure to risk of these types will be accrued, by a charge to expense, in the period in which a loss relating to that period or prior period becomes payable and the amount can be reasonably estimated.

Interest rate swap agreements:  The fair value of interest rate swaps is the estimated amount that the financial institution would receive or pay to terminate the swap agreement at the reporting date, taking into account current interest rate and the current creditworthiness of the swap counter parties.  During the year ended December 31, 2003, the interest rate swap agreement was terminated and the fair value of the agreement was paid to the financial institution.

Research and development:  Research and development costs are expensed as incurred.  During the ten months ended October 31, 2004, and the years ended December 31, 2003 and 2002, respectively, the Company incurred approximately $120,000, $461,000, and $353,000 of research and development costs.  Research and development costs are related to the discontinued operations.

Income taxes:  The Company has elected to be treated as an S-Corporation under Subchapter S of the Internal Revenue Code.  Consequently, the Company is not liable for Federal and state income taxes except to the extent that the Company operates in state jurisdictions that do not recognize S-Corporation status.  For the income related to activity in these states, the Company has provided for the resulting income taxes.  Otherwise the stockholders are liable individually for income taxes on the Company’s income.

Estimates:  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Financial credit risk:  The Company maintains its cash in bank deposit accounts, which at times may exceed Federally insured limits.  The Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant credit risk on cash.

Fair value of financial instruments:  For certain of the Company’s nonderivative financial instruments, including notes receivable, notes payable and other accrued liabilities, the carrying amount approximates fair value.  The estimated fair value of long-term debt is based primarily on borrowing rates currently available to the Company for similar debt issues.  The fair value approximates the carrying value of long-term debt.

Valuation of long-lived assets:  The Company accounts for the valuation of long-lived assets under Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expects to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Note 2.          Accounts Receivable

Accounts receivable as of October 31, 2004 and December 31, 2003, consists of the following:

	2004	2003
Billed	$13,566,495	$17,216,686
Unbilled	326,431	305,656
Total Receivables before Provision for Doubtful Accounts	13,892,926	17,522,342
Less Provision for Doubtful Accounts	100,000	105,000
Net Receivables	$13,792,926	$17,417,342

Note 3.          Inventories

A summary of inventories as of December 31, 2003, is as follows:

2003
Raw materials	$265,005
Work-in-process	964
Finished goods	234,175
500,144
Less provision for obsolete inventory	1,000
$499,144

The inventories relate to the Company’s Power Monitors, Inc. subsidiary.  This subsidiary was disposed of in March 2004, hence, there was no inventory at October 31, 2004.

Note 4.          Property and Equipment

Property and equipment, and accumulated depreciation and amortization at October 31, 2004 and December 31, 2003, is as follows:

Asset Category	Estimated Useful Lives	2004	2003
Office fixtures	7 years	$224,347	$282,811
Office Equipment	5 to 7 years	280,246	301,047
Test equipment	5 to 7 years	7,986	255,275
Computer equipment	3 to 5 years	1,089,530	1,061,546
Production equipment	7 years	—	527,362
Warehouse equipment	5 to 7 years	206,170	206,170
Aviation equipment	15 years	5,838,050	5,838,050
Farm equipment	7 years	372,306	296,515
Automotive	5 years	666,046	575,645
Leasehold improvements	Life of lease	237,960	431,409
		8,922,641	9,775,830
Less accumulated depreciation and amortization		3,263,152	3,164,537
		$5,659,489	$6,611,293

Note 5.          Impairment of Long-Lived Asset

During 2002 the Company examined its long-lived assets for appropriate carrying values.  Based on this evaluation, the Company determined that the aircraft held at that time, which had a carrying amount of $3,032,413, was impaired and wrote it down by $400,000 to its estimated fair value.  The estimated fair value was based on estimated market values of similar type aircraft, which would approximate estimated future cash flows if the asset were sold.  In accordance with this impairment write-down, the asset value at December 31, 2002 was adjusted to its new cost basis of $2,632,413.  The impairment cost of $400,000 is included in operating expenses on the consolidated statement of income and comprehensive income for the year ended December 31, 2002.  This aircraft was sold during the year ended December 31, 2003, and the Company purchased a new aircraft.

Note 6.          Debt

The Company has a Loan and Security Agreement and Revolving Line of Credit.  The credit facility provides for borrowings up to $13,000,000 based upon certain eligible billed government receivables, eligible receivables under certain sub-contracts, certain commercial eligible receivables, and certain eligible unbilled receivables.  The revolving line of credit matures on June 30, 2005.  These credit facilities are secured by substantially all of the Company’s assets and are guaranteed by one of its stockholders.  The outstanding balance on the line of credit at October 31, 2004 and December 31, 2003 was $3,237,767 and 7,462,907, respectively.  Interest accrues at LIBOR plus 2.0% (3.84% at October 31, 2004).  The Company is subject to certain covenants under the line of credit.  Under the terms of an amendment to the May 4, 2001 agreement, the Company has the right to apply for standby letters of credit up to a maximum amount of $1,500,000.  On April 16, 2004, the Company guaranteed a $500,000 note between Power Monitors, Inc. and Wachovia Bank.  The note shall mature and be due and payable May 15, 2005.  The note calls for monthly payments of accrued interest.  All principal and accrued interest shall be due and payable on May 31, 2005.

During the year ended December 31, 2000 the Company borrowed $2,974,000 from another financial institution to finance the purchase of a corporate jet.  The obligation called for monthly payments of principal and interest through January 1, 2005, with a final balloon payment due February 1, 2005.  Interest was charged on unpaid principal at LIBOR, plus a margin of 1.9%.  The Company had entered into an interest rate swap agreement, which fixes the interest rate charged on this note to 9.25% .  The loan was secured by a first security interest in the aircraft and was guaranteed by the Company and one of its stockholders.  During the year ended December 31, 2003, this note was paid off with the sale of the aircraft.   The associated interest rate swap agreement was also paid off and terminated during the year.

On March 31, 2003, the Company borrowed $5,251,320 from a financing company to finance the purchase of a new corporate jet.  This obligation calls for monthly payments of principal and interest of $47,573 through March 2013, with a final balloon payment of $1,619,768 due April 1, 2013.  Interest is charged at the rate of 5.64% per annum.  The loan is secured by a first security interest in the aircraft.

The note payable balances on long-term debt listed above at October 31, 2004 and December 31, 2003, are as follows:

	2004	2003
Note payable for aircraft	$4,797,475	$5,041,376
Note payable for equipment	$71,140	$7,894
	$4,868,615	$5,049,270

Principal maturities on long-term debt outstanding at October 31, 2004, is as follows:

Years Ending October 31,
2005	$379,327
2006	326,025
2007	344,895
2008	364,858
2009	385,977
Thereafter	3,067,533
$4,868,615

In October 2002, a bank issued to an insurance company an Irrevocable Standby Letter of Credit in the amount of $428,943 which was subsequently amended to $1,058,943 as of October 31, 2004, on behalf of the Company.  The Letter of Credit expires in October 2005 and is automatically renewed for one-year periods until notified not to extend.  The Letter of Credit fulfills the security deposit requirement for the Company’s self-funded workers compensation insurance.

Note 7.          Cash Flow Hedge

Through March 2003, the Company had entered into an interest rate swap transaction with a financial institution to reduce the impact of changes in interest rates on its floating rate associated with its aircraft financing for the aircraft previously held and disposed of during the year ended December 31, 2003.

The swap transaction had an original total notional principal amount of $2,974,000.  This agreement effectively fixed the interest rate charged on this debt to 9.25%.  The interest rate swap agreement had a maturity and a payment schedule equal to the related debt on the Company’s previously held corporate jet.  Therefore, the cash flow hedge was effective.  During the year ended December 31, 2003, the Company terminated its swap transaction and paid to the financial institution the fair value of the instrument at the time of termination, calculated to be $309,100.  The termination was made in accordance with the settlement of the related debt on the Company’s previously held corporate jet.

Note 8.          Profit Sharing Plan

The Company has a 401(k) profit sharing plan covering substantially all employees.  The plan has provisions for both 401(k) matching contributions and profit sharing contributions.  Both types of contributions are at the discretion of the Board of Directors.  Vesting begins at 20% after two years of service, with an additional 20% for service in years three through six.  The Company contributed

$581,545, $492,220, and $495,019 for 401(k) matching contributions for the ten months ended October 31, 2004, and the years ended December 31, 2003 and 2002, respectively.  Profit sharing contributions for the years ended December 31, 2003 and 2002, were $400,000 and $475,000, respectively.  There was no profit sharing contribution for the ten months ended October 31, 2004.

Note 9.          Large Deducible Insurance Policy

The Company has a large deductible insurance plan  for workers compensation insurance.  The Company is responsible for its per event deductible up to a maximum of $250,000 per event and up to $1,600,000 in the aggregate.  Expenses incurred for these claims charged to operations for the ten months ended October 31, 2004, and the years ended December 31, 2003 and 2002, were $398,180, $617,383, and $30,289, respectively.

Note 10.  Commitments and Contingencies

Leasing arrangements:  The Company leases operating facilities, office equipment, and automotive equipment under noncancelable operating leases.  Some of the leases provide for future rent increases based upon the Consumer Price Index, and the Company’s share of real estate taxes.  Office and operating facilities rent expense for the ten months ended October 31, 2004, and the years ended December 31, 2003 and 2002, were $714,464, $992,434, and $800,620, respectively.  One of the leases is with a stockholder of the Company.  Rent expense charged to operations under this lease agreement was approximately $0,  $1,100, and $10,140 for the ten months ended October 31, 2004, and the years ended December 31, 2003 and 2002, respectively, as rent is charged to the stockholder directly for the periods not in use by the Company.  The terms of the lease extend through August 2007.

The Company is obligated under all noncancelable leases, as follows:

Years Ending October 31,
2005	$476,154
2006	397,155
2007	299,460
$1,172,769

Litigation:  The Company is involved in some routine legal proceedings incidental to the ordinary course of its business.  Management believes that the outcome of all pending legal proceedings in the aggregate will not have a materially adverse effect on the financial condition or results of operations of the Company.

Guarantee:  The Company has guaranteed a $500,000 line of credit working capital agreement on behalf of it’s former subsidiary, Power Monitors, Inc.  The agreement was entered into in April 2004 and expires in May 2005.

Note 11.  Major Customer

The Company has three customers which constitute approximately 80%, 76%, and 96% of the Company’s revenue recognized for the ten months ended October 31, 2004, and the years ended December 31, 2003 and 2002, respectively.  Net receivables from these three customers totaled $7,611,033 and $14,593,871 at October 31, 2004 and December 31, 2003, respectively.

Note 12.  Distributions

In accordance with the Company’s election to be treated as an S-Corporation under Subchapter S of the Internal Revenue Code, the Company intends to distribute funds to the stockholders in 2004.  Subsequent to October 31, 2004, $1,062,262 was declared as a dividend to the stockholders.

Note 13.  Due From Officer

The Company advances funds to the stockholders in anticipation of declaring dividends.  As such, the amounts advanced have been reflected as a reduction of stockholders’ equity.

Note 14.  Contract Issues

The Company is a major subcontractor and team member with two other companies on a fixed price/fixed price per unit contract with the Department of Homeland Security (DHS), formerly operating as the  Immigration and Naturalization Service (INS).  The contract contains clauses that affect the fixed unit price per piece based upon the volume of pieces processed. Volume increases in the base year and the first six months of option year one above the proposed baseline volume will result in additional revenue for the Company.  The Company and their team members have been involved in contract negotiations with the former INS since October 2002 on this and other related contract issues that have an impact on revenue and profit.   In March 2004, the Company and DHS terminated formal contract discussions relating to these outstanding contract issues.  On July 1, 2004, the Company together with their team members filed five Certified Claims that they feel are due the team members for work performed and for increased volumes as defined by the statement of work incorporated into the contract.  These certified claims were amended on October 1, 2004, for work through June 17, 2004 (through the second option year of the contract).  Theses claims include Request for Equitable Adjustment for the contract start up delay, award fees earned and not paid, File Room volume adjustments and work relating to new forms processed at the direction of DHS outside the scope of work.  The values of these claims are approximately $35 million with the Company’s share being $16 million if all were paid.  Any additional revenue will be recognized when a quantifiable date and amount can be determined.   All associated costs relating to claims have already been recognized in the operating cost over the past three calendar years.

Note 15.  Discontinued Operations

In accordance with an agreement dated on March 12, 2004, the Company agreed to distribute all outstanding shares of its stock in Power Monitors, Inc. on a pro-rata basis to the SEI stockholders.  Revenue from discontinued operations was $563,305, $3,124,261, and $2,577,841 for the ten months ended October 31, 2004, and the years ended December 31, 2003 and 2002, respectively.

Note 16.  Subsequent Events

In accordance with an agreement on November 30, 2004, the Company agreed to distribute all outstanding shares of its stock at October 31, 2004, in Stables at Goods Mill on a pro-rata basis to the Company’s stockholders.  The condensed financial position of Stables at Goods Mill at October 31, 2004, is as follows:

Assets
Property and equipment, net	$222,453

Liabilities and equity deficit	$71,140
Short-term notes payable	445,978
Due to parent	517,118

Equity deficit	(294,665)
$222,453

The Stables at Goods Mill had revenue of $-0-, $-0-, and $1,790 for the 10 months ended October 31, 2004, and the years ended December 31, 2003 and 2002, respectively.

On November 19, 2004, the shareholders signed a letter of intent to sell all of the outstanding stock of SEI to another entity.

Shenandoah Electronic Intelligence, Inc.

Unaudited Balance Sheet

December 31, 2004

(Amounts in Thousands)

December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$185
Accounts receivable, net	13,952
Other current assets	655
Total Current Assets	14,792

Property, Plant and Equipment, net	5,290
Total Assets	$20,082

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$8,079
Line of credit	5,319
Current portion of notes payable	309
Other Current Liabilities	1,234
Total Current Liabilities	14,941

Long-Term Liabilities
Notes payable, net of current portion	4,438
Other long-term liabilities	566
Total Long-Term Liabilities	5,004

Stockholders’ Equity
Common Stock - $1.00 par value; 100,000 shares authorized; 650 shares issued and outstanding	1
Additional paid in capital	1
Retained earnings	135
Total Stockholders’ Equity	137

Total Liabilities and Stockholders’ Equity	$20,082

Shenandoah Electronic Intelligence, Inc.

Unaudited Statement of Operations

For the Two Months Ended December 31, 2004 and 2003

(Amounts in Thousands)

	2004	2003
Revenue	$11,856	$12,246

Direct Costs	9,425	6,578
Indirect Expenses	9,477	3,761
Depreciation	174	248
Amortization	0	1
Total Operating Expenses	19,076	10,588

(Loss) Income from Operations	(7,220)	1,658

Interest Expense	(43)	(74)

Net (Loss) Income	$(7,263)	$1,584

SI International - SEI

Unaudited Statements of Cash Flows

For the Two Months Ended December 31, 2004 and 2003

(Amounts in Thousands)

	2004	2003
Cash Flows From Operating Activities
Net (Loss) Income	$(7,263)	$1,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	174	248
Amortization of intangible assets	0	1
Loss on disposal of equipment	0	17
Change in assets and liabilities:
(Increase) decrease in:
Accounts Receivable	(142)	(3,559)
Prepaid Expenses	319	(175)
Increase (decrease) in:
Accounts Payable	297	440
Accrued Payroll	2,751	(632)
Accrued Expenses	2,700	869
Unearned Revenue	0	(541)
Net Cash (Used In) Operating Activities	(1,164)	(1,748)

Cash Flows From Investing Activities
Purchase of property and equipment	(29)	(46)
Net Cash (Used In) Investing Activities	(29)	(46)

Cash Flows From Financing Activities
Net borrowings on lines of credit	2,081	3,162
Principal payments on notes payable	(52)	(48)
Collection of due from unconsolidated subsidiaries	0	79
Distributions to stockholders	(768)	(1,298)
Net Cash Provided By Financing Activities	1,261	1,895

Net Increase In Cash	68	101

Cash
Beginning Balance	117	117
Ending Balance	$185	$218

Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$61	$74

Supplemental Schedule of Noncash Investing and Financing Activities
Net assets of Stables at Goods Mill, Inc. distributed to Shareholder	$157	$0

SI International

Unaudited Pro Forma Condensed Consolidated Financial Statements

On February 9, 2005, SI International, Inc. (“the Company”) completed the purchase of Shenandoah Electronic Intelligence, Inc. (“SEI”) for approximately $74.7 million in cash plus transaction costs.   The following unaudited pro forma condensed consolidated balance sheet as of December 25, 2004 and the unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 25, 2004 give effect to the Company’s purchase of SEI. The acquisition has been accounted for using the purchase method in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

The pro forma condensed consolidated balance sheet presents the financial position of the Company as if the acquisition of SEI occurred on December 25, 2004.  The pro forma condensed consolidated statements of operations have been prepared as if the acquisition occurred on December 28, 2003.

The pro forma condensed consolidated financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of the operations or financial position of the Company.

This information should be read in conjunction with the previously filed Current Report on Form 8-K, dated February 9, 2005 and filed with the Securities and Exchange Commission on February 15, 2005, the previously filed historical consolidated financial statements and accompanying notes of the Company, contained in its Annual Report on Form 10-K for the fiscal year ended December 25, 2004, and in conjunction with the historical financial statements and accompanying notes of SEI included in this report on Form 8-K/A.

SI International, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(Amounts in thousands)

	SI Int’l December 25, 2004	SEI December 31, 2004	Pro Forma Adjustments		Pro Forma December 25, 2004

Assets
Current assets:
Cash and cash equivalents	$5,754	$185	$71,046	A	$(1,899)
			(75,539)	C
			(3,160)	D
			(185)	I
Accounts receivable, net	65,710	13,952			79,662
Other current assets	6,243	655	(21)	B	6,877
Total current assets	77,707	14,792	(7,859)		84,640
Property and equipment, net	4,971	5,290	(4,726)	B	5,535
Goodwill	120,712	0	58,045	E	178,757
Intangible Assets	6,575	0	12,200	F	18,775
Other assets	2,142	0	3,160	D	5,302
Total assets	$212,107	$20,082	$60,820		$293,009

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$26,539	$8,079	$(23)	H	$34,595
Line of credit	28,954	5,319	(28,954)	A	0
			(5,319)	H
Current portion of notes payable	0	309	1,000	A	1,000
			(309)	B
Deferred revenue	289	0	0		289
Other current liabilities	0	1,234	0		1,234
Total current liabilities	55,782	14,941	(33,605)		37,118
Other long-term liabilities
Notes payable, net of current maturities	2,280	4,438	99,000	A	101,280
			(4,438)	B
Other long-term liabilities	8,975	566	0		9,541
Total other long-term liabilities	11,255	5,004	94,562		110,821

Stockholders’ equity :
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 11,047,533 and 8,451,507 shares issued and outstanding as of December 25, 2004 and December 27, 2003, respectively	111	1	(1)	G	111
Additional paid-in capital	128,192	1	(1)	G	128,192
Deferred compensation	(208)	0	0		(208)
Retained earnings (accumulated deficit)	16,975	135	(135)	G	16,975
Total stockholders’ equity	145,070	137	(137)		145,070
Total liabilities and stockholders’ equity	$212,107	$20,082	$60,820		$293,009

SI International, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share data)

	SI Int’l 2004	SEI 2004	Pro Forma Adjustments		Pro Forma 2004

Revenue	$262,306	$74,576	$0		$336,882
Costs and expenses:
Direct costs	166,774	45,329	0		212,103
Indirect costs	71,917	29,351	0		101,268
Depreciation	2,231	1,032	0		3,263
Amortization	648	5	1,307	J	1,960
Total operating expenses	241,570	75,717	1,307		318,594
Income (loss) from operations	20,736	(1,141)	(1,307)		18,288
Interest expense	(2,761)	(351)	(3,739)	K	(6,500)
			351	K
Income (loss) before provision for income taxes	17,975	(1,492)	(4,695)		11,788
Provision for income taxes	7,098	0	(2,442)	L	4,656
Net income (loss) attributable to common stockholders	$10,877	$(1,492)	$(2,253)		$7,132

Earnings per common share:
Basic net income per common share	$1.20				$0.79
Diluted net income per common share	$1.14				$0.75
Basic weighted-average shares outstanding	9,041				9,041
Diluted weighted-average shares outstanding	9,507				9,507

SI International

Notes to Pro Forma Unaudited Consolidated Financial Statements

Balance Sheet:

A.           Contemporaneously with the closing of the acquisition of SEI, the Company amended and restructured its prior credit facility and increased its borrowing capacity to $160 million, which is comprised of a $60 million five-year revolving credit facility and a $100 million six-year term loan.  The adjustment reflects the term loan borrowings of $100 million and the repayment of the outstanding balance under the revolving credit facility.

B.             The adjustment reflects the elimination of assets and a related note payable retained by the former SEI shareholders.

C.             The adjustment reflects the cash paid by the Company representing the purchase price of the acquisition plus costs associated with the transaction.  The total purchase price of $75.5 million includes payment to SEI shareholders of $74.7 million and other transaction costs of approximately $0.8 million.

D.            The adjustment reflects the financing fees paid by the company in connection with amending and restructuring its prior credit facility.  The fees of $3.2 million are deferred and amortized over the life of the loan.

E.              The adjustments reflect the recording of the new goodwill as a result of the acquisition.  The new goodwill of $58.0 million is detailed in the table below and is calculated as the excess of purchase price, including transaction costs, over the estimated fair value of the net assets acquired.  Goodwill will not be amortized in accordance with FAS 142 but will be subject to annual impairment tests.

Purchase price	$74.7 million
Transaction costs	0.8 million
Less: net assets acquired	5.3 million
Less: contract intangibles	12.2 million

Total goodwill	$58.0 million

F.              The adjustment reflects the estimated fair value of SEI’s intangible assets associated with “Contractual Customer Relationships.”  These intangible assets will be amortized over a period of 14 years, which represents the estimated economic useful lives of the assets.

G.             The adjustment reflects the elimination of SEI equity accounts in consolidation.

H.            The adjustment reflects the repayment of SEI debt including accrued interest.

I.                 The adjustment reflects the surrender of all cash on hand to former SEI shareholders.

Statement of Operations for the year ended December 25, 2004:

J.                The adjustment reflects the amortization of SEI’s intangible assets.  Refer to Note F above.

K.            The adjustments reflect the elimination of interest expense recorded by SEI and the pro forma interest expense and amortization of finance costs for additional funds borrowed by the Company to consummate the acquisition.  The interest rate is estimated at 5.75% per annum based on the applicable LIBOR rate as of the date of the transaction and the finance costs will be amortized over the life of the loan using the interest method.

L.              The adjustment reflects the application of the Company’s 39.5% effective tax rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI International, Inc.

		By:	/s/ THOMAS E. DUNN
Thomas E. Dunn
Executive Vice President,
Chief Financial Officer and Treasurer

Dated:	April 27, 2005